Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Second Quarter 2009

•	Reports net income for second quarter of 2009 of $15.4 million, or $0.22 per diluted share
•	Coal revenues decline due to weak steel and utility markets
•	Alpha maintains strong liquidity position in excess of $1 billion at end of second quarter
•	Shareholder vote scheduled for this Friday, July 31st, for approving merger with Foundation Coal

ABINGDON, Va., July 27, 2009—Alpha Natural Resources, Inc. (NYSE: ANR), a leading supplier of high-quality Appalachian coal, reported a decline in revenues and profit compared with last year’s record second quarter, driven by weakened power generation and steel mill production due to the global economic downturn.

For the three months ended June 30, 2009, Alpha reported coal revenues of $333.9 million and net income of $15.4 million, or $0.22 per diluted share. This compares with $604.7 million of coal revenues and net income of $67.1 million, or $0.94 per diluted share, in the second quarter of 2008, which were record highs for the company.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) from continuing operations for the quarter just ended totaled $68.2 million, compared with a record $143.8 million in the second quarter of 2008. A reconciliation of EBITDA from continuing operations to income from continuing operations, the most closely related GAAP measure, is provided in a table included with the accompanying financial schedules.

For the six months ended June 30, 2009, Alpha recorded coal revenues of $758.3 million compared with $1,027.1 million in the same period of 2008. Net income for the first half of 2009 was $56.3 million ($0.80 per diluted share), compared with net income of $92.7 million ($1.35 per diluted share) in the first half of 2008. EBITDA from continuing operations for the six months ended June 30, 2009 was $177.8 million, compared with $232.3 million in the first six months of 2008.

“As we predicted earlier this year, the persistence of weak demand conditions greatly reduced metallurgical and thermal coal shipments in the second quarter,” said Michael Quillen, Alpha’s chairman and CEO. “While global business conditions certainly aren’t anywhere near where they were at this time last year, we have seen encouraging early signs of a turnaround in the steel markets and renewed interest from coal buyers, which had been mostly absent to this point.”

Kevin Crutchfield, Alpha’s president, added: “Alpha’s been somewhat insulated from the sharp drop in coal-based electricity generation in this recession due to pricing on thermal contracts that were settled in vastly more favorable conditions last year. So pricing has held up for the utility business and continues to compare quite favorably to last year.”

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Quarterly Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)

	Q2 2009	Q2 2008	Q1 2009
Coal revenues	$333.9	$604.7	$424.4
Income from continuing operations	$16.7	$70.6	$46.6
Net income	$15.4	$67.1	$41.0
Earnings per diluted share	$0.22	$0.94	$0.58
EBITDA from continuing operations	$68.2	$143.8	$109.7
Tons of coal produced and processed	4.0	5.8	5.2
Tons of coal sold	4.3	7.3	5.2
Coal margin per ton	$15.53	$23.24	$23.48

All amounts have been adjusted for discontinued operations and the second quarter 2008 amounts for Income from continuing operations, Net income, Earnings per diluted share, and EBITDA from continuing operations have been adjusted for the adoption of FSP APB 14-1 on January 1, 2009.

 A reconciliation of EBITDA from continuing operations to income from continuing operations is included in a table accompanying the financial schedules.

Financial Performance – Second Quarter

•
Total revenues in the second quarter were $386.2 million, compared with $701.8 million in the same period last year. Coal revenues were down 45 percent due to substantially lower price realizations for metallurgical coal and total coal shipments that were off 3.0 million tons from last year’s record level. Other revenues of $16.9 million were up 52 percent from last year, mostly because of higher revenues from the company’s coal terminaling and road construction businesses. Freight and handling revenues of $35.4 million were down $50.6 million period-over-period on the basis of lower shipments. These revenues are offset in their entirety by an equivalent cost and have no effect on the company’s profitability.

•
Total costs and expenses for the most recent quarter of $354.4 million were $231.6 million, or 40 percent, lower than the second quarter of 2008.  Cost of coal sales accounted for $167.2 million of the decline, due to the 41 percent decline in tons sold period-over-period. Included in costs and expenses for the quarter just ended was a $14.5 million unrealized gain related to changes in the fair value of derivative contracts, which compared with a gain of $6.5 million in the second quarter of 2008.

•
Depreciation, depletion and amortization (DD&A) of $36.4 million was $6.5 million less than last year because of lower depletion expense associated with reduced mine output. Selling, general and administrative (SG&A) expenses for the most recent quarter of $22.9 million were $2.2 million higher than the second quarter last year, primarily due to professional fees related to the proposed merger with Foundation Coal.

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•	Interest expense (net) increased by $1.5 million in the most recent quarter, mostly because of higher interest income earned last year.

•
In the second quarter of 2008, the company used the net proceeds from the public offering of the 2.375% convertible senior notes due 2015 and the concurrent offering of common stock, in part, to repurchase Alpha’s 10% senior notes due 2012, resulting in a $14.7 million loss on the early extinguishment of debt.

•
Income tax expense for continuing operations for the quarter just ended was $5.3 million, compared with $22.0 million in the comparable period last year. The company’s effective income tax rate for the quarter just ended was 24.1 percent, compared with 23.8 percent in the second quarter of 2008.

•
Loss from discontinued operations for the second quarter was $1.3 million, $2.2 million less than the comparable period in 2008. A reduction in the activities associated with the closure of the Whitetail Kittanning mine was the main reason for the lower loss.

Production and Sales – Second Quarter

•
Coal margin per ton, a key profitability measure for the company, declined 33 percent in the quarter just ended, as the company’s higher-margin metallurgical shipments slipped and pricing declined approximately $30 per ton from last year’s level, offsetting a 37 percent improvement in thermal coal pricing period-over-period. Margins were also impacted by a 5 percent increase in cost of coal sales per ton. Compared to the first quarter of 2009, coal margin per ton was off 34 percent. The company’s overall average realized price per ton for the quarter was $77.58, down 6 percent from last year and 5 percent from the preceding quarter.

•
For the quarter just ended, produced and processed tons (representing company and contractor-operated mines and coal purchased at our processing plants) of 4.0 million tons were down 31 percent from the same period last year and 24 percent lower than the first quarter of this year, as Alpha adjusted mine production schedules and in some cases accelerated vacation schedules to meet lower shipping levels. Reduced demand levels also resulted in cuts to outside coal purchases of 1.2 million tons period-over-period and 182,000 tons sequentially.

•
The company’s average cost of coal sales per ton in the most recent quarter increased 5 percent from the comparable period in 2008, and 6 percent sequentially. Produced and processed costs were impacted by fixed costs applied to lower production levels, which partly resulted from shutdowns taken at company mines during the second quarter. The unit cost of outside coal purchases, which tracks coal market prices, were down nominally from last year but dropped 18 percent sequentially.

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Quarterly and YTD Production and Sales Data
(in thousands, except per-ton amounts)

	Q2 2009	Q2 2008	% Change	Q1 2009	% Change	YTD 2009	YTD 2008	% Change
Production
Produced/processed	3,988	5,780	(31%)	5,223	(24%)	9,210	11,436	(19%)
Purchased	211	1,455	(85%)	393	(46%)	604	2,520	(76%)
Total	4,199	7,235	(42%)	5,616	(25%)	9,814	13,956	(30%)

Tons Sold
Steam	2,830	4,099	(31%)	3,146	(10%)	5,976	7,806	(23%)
Metallurgical	1,473	3,237	(54%)	2,024	(27%)	3,498	5,973	(41%)
Total	4,303	7,336	(41%)	5,170	(17%)	9,474	13,779	(31%)

Coal revenue/ton
Steam	$69.83	$51.13	37%	$67.70	3%	$68.71	$50.78	35%
Metallurgical	$92.46	$122.06	(24%)	$104.47	(11%)	$99.41	$105.60	(6%)
Total	$77.58	$82.43	(6%)	$82.09	(5%)	$80.05	$74.54	7%

Cost of coal sales/ton¹
Alpha Mines	$60.54	$54.66	11%	$55.12	10%	$57.60	$52.36	10%
Contract Mines²	$73.56	$71.56	3%	$73.86	-%	$73.73	$65.35	13%
Total Produced and processed	$61.73	$57.04	8%	$57.08	8%	$59.19	$54.08	9%
Purchased	$66.66	$67.47	(1%)	$81.39	(18%)	$74.69	$64.96	15%
Total	$62.05	$59.19	5%	$58.61	6%	$60.17	$56.10	7%

Coal margin per ton³	$15.53	$23.24	(33%)	$23.48	(34%)	$19.88	$18.44	8%

1.Excludes changes in fair value of derivative instruments, freight & handling costs, cost of other revenues, DD&A and SG&A
2.Includes coal purchased from third parties and processed at our plants prior to resale
3.Coal revenue per ton less cost of coal sales per ton
        *All amounts have been adjusted for discontinued operations.

Year-to-Date Results

•
For the first six months of this year, Alpha posted total revenues of $872.9 million, including $758.3 million in coal revenues. For the comparable period in 2008, total revenues were $1,194.8 million and coal revenues were $1,027.1 million. Lower shipments of both metallurgical and thermal coal were the primary drivers of the decline in coal revenues. Other revenues of $33.1 million for the first six months of the year represented a 47 percent improvement over last year, mostly because of higher revenues from the company’s coal terminaling and road construction businesses.

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•
Coal sales volumes for the first six months of 2009 totaled 9.5 million tons, down 4.3 million tons, or 31 percent, from the first half of 2008.  Metallurgical coal shipments were off 41 percent while thermal coal shipments were off 23 percent. Coal purchases were curtailed by 76 percent in the first half of this year compared with last year. Unit cost of coal sales for the first six months of 2009 was $60.17, up 7 percent from the first six months of 2008, while the company’s overall average realized price per ton increased by 7 percent. Alpha’s coal margin per ton for the first half of 2009 reached $19.88, 8 percent better than the first half of 2008.

Liquidity and Capital Resources

Cash provided by operations for the quarter ended June 30, 2009 was $13.8 million, compared with $137.7 million in the second quarter of 2008. Cash from operations (including discontinued operations) through the first half of 2009 was $57.6 million, compared with $179.4 million for the first six months of 2008.

The company continues to manage to a lower level of capital outlays given the current business environment. Capital expenditures for the quarter just ended totaled $28.0 million and $46.1 million for the first six months of 2009, compared with $40.4 million and $74.2 million for the same periods last year.

The company had available liquidity of $1,029.3 million at June 30, 2009, including cash of $667.4 million and $361.9 million available under the company’s credit facility, subject to limitations described in the facility. Total debt outstanding at June 30, 2009 was $445.5 million, compared with $451.3 million at December 31, 2008. Debt for both periods is net of debt discount in the amount of $82.5 million and $87.8 million, respectively.

Outlook

A generally weak quarter for metallurgical coal ended on a high note with June shipments up 600,000 tons from May levels. Positive signals from the steel, coke and coking coal markets colored the back end of the second quarter and have extended into the current quarter. Among recent developments:

•
A survey of steel buyers published earlier this month pointed to a sharp change in sentiment that inventory levels have been sufficiently depleted. Through June, total U.S. steel inventory levels had dropped more than 44 percent from last year, though anemic demand from end users has kept days-of-inventory levels fairly stable.

•
With U.S. steel prices up 17 percent from their May lows, steel manufacturing is slowly ramping up off all-time lows, with mill capacity utilization crossing the 50 percent threshold earlier this month.

•
Globally, the world export price for hot rolled steel product in the middle of this month had risen by $87/metric tonne from the low reached in early May. From news reports, Alpha estimates about a dozen idle blast furnaces resumed production in June and July.

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•
Chinese imports of coking coal have surged and are running at triple the rate of last year on an annualized basis while in Australia, China’s traditional supply source, congestion is once again plaguing the country’s main coal-exporting facilities. While the U.S. exports little coal to China, global seaborne supply and demand and trade patterns are influenced by these developments including in traditional U.S.-served markets.

•
Currency exchange rate movements favoring foreign currencies have improved the competitiveness of U.S. exports and ocean freight rates have recovered somewhat, a trend that favors U.S. exports to Europe relative to more distant suppliers.

For the current calendar year, Alpha had sold or committed for sale 5.2 million tons of met coal as of June 16 at an average realization of approximately $101 per ton, which is down from approximately $114 on average in March. The drop in realized price on committed tons resulted from re-categorizing about 1 million tons of higher-priced met coal from the committed category to uncommitted in cases where the company is in litigation, arbitration or dispute with parties to the contract. Compensating for that was approximately 1.5 million tons of new spot business the company either delivered or committed to deliver this year at prevailing seaborne market prices.

As of mid-June, Alpha had less than half a million tons of metallurgical coal committed and priced for 2010, with approximately 9.5 million tons open for contract. The company anticipates settling some of its 2010 open tonnage in the second half of this year. There have been increasing expressions of interest from buyers recently, but the timing of settlements remains unpredictable.

Alpha believes that, as consumption levels for steel rise from current recessionary levels, margins for high-quality metallurgical coals will be better in 2010 than currently. Consequently management is evaluating whether to withhold metallurgical tonnage originally projected for production in 2009 to await more stability in market demand and pricing.

The outlook for thermal coal is impacted by weak industrial demand for electricity in the U.S., which has dropped sharply due to the manufacturing slowdown and is down roughly 15 percent nationwide, with many industrial centers hit harder. This has helped drive down total electricity generation in every geographic region and 4 percent nationally, which is a rare occurrence over the past 50 years. In tandem, coal stockpiles at U.S. utilities have mounted steadily so far this year. It will take time and a recovery of industrial power generation to bring inventories down to normal levels.

In the face of these headwinds, production rationalization continues in the U.S. with announced cuts from public companies totaling an estimated 100 million tons on an annualized basis. Most industry observers expect reductions to continue until such time as economic activity rebounds and consumption begins to reach parity with or exceed supply.

Alpha is fully committed and priced on its 2009 thermal coal sales, at an average realization of approximately $70 per ton, which represents an improvement of approximately 36 percent from last year. As of June 16, the company has committed and priced approximately 6.3 million tons of thermal coal for 2010 at an average price of approximately $76 per ton, an improvement of approximately 10 percent from 2009 year-to-date prices. The company had approximately 10 million tons of 2010 thermal coal uncommitted and unpriced as of June 16.

Alpha moved early and decisively this year to adjust production to align more closely with slipping demand levels by reducing overtime, taking shifts out and selectively shutting in some higher-cost mines. The company also cut back on third-party contractor production, and through the first half of the year reduced coal purchases to less than a quarter of 2008 levels because of diminished blending needs. The company has capably managed the volume-related impact on cost of coal sales, with unit costs up only 8 percent in the first half on a 31 percent drop in sales volumes.

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If Alpha continues to remain on its current operating schedules, the company’s previously projected 2009 sales of 22 million tons could potentially be reduced by two to three million tons. Conversely, if market demand improves in the back half of 2009—particularly for metallurgical coal—Alpha has sufficient operating flexibility to increase shifts and work weeks, which would enable it to match prior sales guidance.

Merger Agreement with Foundation Coal

On May 11, 2009, Alpha Natural Resources, Inc. and Foundation Coal Holdings, Inc. entered into an agreement and plan of merger. A definitive joint proxy statement/prospectus was mailed to Foundation and Alpha stockholders on or about June 26, 2009 in connection with the proposed merger, and each company is scheduled to hold a special meeting of stockholders to vote on the proposed merger later this week on July 31, 2009.

Assuming stockholders of both companies vote to adopt the agreement and plan of merger, the merger is expected to close shortly thereafter.

Rather than hold a second quarter earnings conference call to discuss Alpha’s results, management currently plans to schedule a business and market update call in the near future for the combined Alpha and Foundation entities. The call will be announced in advance by press release and will be webcast.

About Alpha Natural Resources

Alpha is a leading supplier of high-quality Appalachian coal to the steel industry, electric utilities and other industries.  Approximately 88 percent of Alpha’s reserve base is high Btu coal and 83 percent is low sulfur, qualities that are valued by electric utilities that use steam coal.  Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing.  Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 52 mines supplying 10 coal preparation and blending plants.  Alpha and its subsidiaries employ more than 3,200 people.

ANRG

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;

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•	regulatory and court decisions;
•	competition in coal markets;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and our customers refusing to receive coal under agreed contract terms;
•	ongoing instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;
•	our ability to integrate the operations we have acquired or developed with our existing operations successfully, as well as those operations that we may acquire or develop in the future;
•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	the risk that the businesses of Alpha and Foundation will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;
•	the adoption of the merger agreement at the Alpha special meeting and at the Foundation special meeting;
•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;
•	the timing of the completion of the merger;
•	our relationships with, and other conditions affecting, our customers;
•	changes in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interest;
•	changes in postretirement benefit obligations;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our credit facility and the indenture governing our convertible notes;
•	certain terms of our convertible notes, including any conversions, that may adversely impact our liquidity; and
•	weather conditions or catastrophic weather-related damage.

These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

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Important Additional Information and Where to Find It
In connection with the proposed Merger, Foundation has filed with the SEC a registration statement on Form S-4 (commission file number 333-159801), as amended, that includes a preliminary joint proxy statement/prospectus of Alpha and Foundation regarding the proposed Merger.  The registration statement was declared effective by the SEC on June 24, 2009, and a definitive joint proxy statement/prospectus has been mailed to Foundation and Alpha stockholders on or about June 26, 2009 in connection with the proposed merger.  INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  You may obtain copies of all documents filed with the SEC regarding the proposed Merger, free of charge, at the SEC’s website (http://www.sec.gov).  Free copies may also be obtained by accessing Foundation’s website (http://www.foundationcoal.com) under “Investors/Financial Information & SEC Filings” or Alpha’s website (http://www.alphanr.com) under “Investor Relations/SEC Filings”, or by directing a request to Foundation at 999 Corporate Boulevard, Suite 300, Linthicum Heights, Maryland 21090, Attn: Investor Relations or to Alpha at One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, Attn: Investor Relations.

Participants in Solicitation
Alpha, Foundation and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in favor of the proposed Merger.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed Merger may be found in the definitive joint proxy statement/prospectus filed by Alpha and Foundation with the SEC on June 25, 2009.  You can find information about Alpha’s and Foundation’s directors and executive officers in their respective definitive proxy statements filed with the SEC on April 3, 2009. You can obtain free copies of these documents from Alpha or Foundation using the contact information above.

Investor / Media Contact

Ted Pile, Alpha Natural Resources:  (276) 623-2920

NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

    Reconciliation of EBITDA from Continuing Operations

EBITDA from continuing operations is a non-GAAP financial measure used by management to gauge operating performance. Alpha defines EBITDA from continuing operations as income from continuing operations plus interest expense, income tax expense, and depreciation, depletion and amortization, less interest income. Management presents EBITDA from continuing operations as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA from continuing operations is not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or cash flow as determined in accordance with U.S. GAAP.  Moreover, EBITDA from continuing operations is not calculated identically by all companies. A reconciliation of EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, is provided in the accompanying tables.
.

FINANCIAL TABLES FOLLOW

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues:
Coal revenues	$333,857	$604,666	$758,273	$1,027,075
Freight and handling revenues	35,445	86,015	81,499	145,187
Other revenues	16,867	11,086	33,132	22,561
Total revenues	386,169	701,767	872,904	1,194,823
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	267,014	434,244	570,039	772,904
Increase in fair value of derivative instruments, net	(14,531)	(6,516)	(14,769)	(23,200)
Freight and handling costs	35,445	86,015	81,499	145,187
Cost of other revenues	7,235	8,763	19,098	16,900
Depreciation, depletion and amortization	36,352	42,848	76,557	85,393
Selling, general and administrative expenses
(exclusive of depreciation and amortization shown separately above)	22,907	20,702	39,373	36,026
Total costs and expenses	354,422	586,056	771,797	1,033,210

Income from operations	31,747	115,711	101,107	161,613
Other income (expense):
Interest expense	(10,166)	(10,522)	(20,019)	(20,501)
Interest income	355	2,227	980	2,977
Loss on early extinguishment of debt	-	(14,669)	-	(14,669)
Miscellaneous income (expense), net	65	(129)	181	(4)
Total other expense, net	(9,746)	(23,093)	(18,858)	(32,197)
Income from continuing operations before income taxes	22,001	92,618	82,249	129,416
Income tax expense	(5,323)	(22,012)	(18,950)	(30,820)
Income from continuing operations	16,678	70,606	63,299	98,596

Discontinued operations
Loss from discontinued operations before income taxes	(2,059)	(4,522)	(9,310)	(7,822)
Income tax benefit	740	1,048	2,334	1,888
Loss from discontinued operations	(1,319)	(3,474)	(6,976)	(5,934)
Net income	$15,359	$67,132	$56,323	$92,662

Basic earnings per share:
Income from continuing operations	$0.24	$1.02	$0.91	$1.47
Loss from discontinued operations	(0.02)	(0.05)	(0.10)	(0.09)
Net income	$0.22	$0.97	$0.81	$1.38

Diluted earnings per share:
Income from continuing operations	$0.24	$0.99	$0.90	$1.44
Loss from discontinued operations	(0.02)	(0.05)	(0.10)	(0.09)
Net income	$0.22	$0.94	$0.80	$1.35

Weighted average shares-basic	69,920,621	69,455,450	69,902,874	67,273,460
Weighted average shares-diluted	70,894,017	71,421,253	70,795,334	68,625,866

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$667,368	$676,190
Trade accounts receivable, net	158,062	163,674
Notes and other receivables	12,878	15,074
Deferred income taxes	1,361	-
Inventories	99,664	86,594
Prepaid expenses and other current assets	77,397	50,251
Total current assets	1,016,730	991,783
Property, plant, and equipment, net	518,641	550,098
Goodwill	20,547	20,547
Other intangibles, net	2,689	3,835
Deferred income taxes	71,217	83,689
Other assets	62,682	59,886
Total assets	$1,692,506	$1,709,838
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$204,980	$232
Note payable	7,396	18,288
Trade accounts payable	77,125	102,975
Accrued expenses and other current liabilities	96,646	140,459
Total current liabilities	386,147	261,954
Long-term debt	233,125	432,795
Workers’ compensation benefit obligations	10,062	9,604
Postretirement medical benefit obligations	55,905	60,211
Asset retirement obligation	92,658	90,565
Other liabilities	46,800	59,017
Total liabilities	824,697	914,146

Commitments and contingencies
Stockholders' equity:
Preferred stock - par value $0.01, 10,000,000 shares
authorized, none issued	-	-
Common stock - par value $0.01, 100,000,000 shares
authorized, 71,468,407 issued and 71,361,470 outstanding
at June 30, 2009 and 70,513,880 issued and
outstanding at December 31, 2008	715	705
Additional paid-in capital	492,162	484,261
Accumulated other comprehensive loss	(20,197)	(30,107)
Treasury stock, at cost: 106,937 and 0 shares at June 30, 2009
and December 31, 2008, respectively	(2,027)	-
Retained earnings	397,156	340,833
Total stockholders' equity	867,809	795,692
Total liabilities and stockholders' equity	$1,692,506	$1,709,838

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2009	2008

Operating activities:
Net income	$56,323	$92,662
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation, depletion and amortization	79,196	89,170
Amortization of debt issuance costs	1,296	1,270
Accretion of asset retirement obligation	4,143	3,708
Accretion of convertible debt discount	5,310	2,594
Loss on early extinguishment of debt	-	14,669
Share-based compensation	7,471	14,575
Gain on sale of fixed assets and investments	(683)	(1,789)
Change in fair value of derivative instruments	(14,769)	(23,200)
Deferred income tax expense	7,838	5,841
Other	64	(569)
Changes in operating assets and liabilities:
Trade accounts receivable	5,612	(73,316)
Notes and other receivables	909	(1,642)
Inventories	(13,070)	(14,638)
Prepaid expenses and other current
assets	(31,646)	21,488
Other assets	1,591	3,048
Trade accounts payable	(23,586)	28,830
Accrued expenses and other current
liabilities	(30,578)	16,759
Workers’ compensation benefits obligations	504	(164)
Postretirement medical benefits obligations	2,932	4,497
Asset retirement obligation	(2,261)	(2,650)
Other liabilities	980	(1,706)
Net cash provided by
operating activities	$57,576	$179,437

Investing activities:
Capital expenditures	$(46,111)	$(74,207)
Proceeds from disposition of property, plant,
and equipment	387	2,775
Proceeds from sale of investment in coal terminal	-	1,500
Investment in Dominion Terminal Facility	-	(2,824)
Purchase of acquired companies	(1,750)	-
Other	(75)	(1,095)
Net cash used in investing activities	$(47,549)	$(73,851)

Financing activities:
Repayments of note payable	$(10,892)	$(12,485)
Proceeds from issuance of convertible debt	-	287,500
Repayments on long-term debt	(232)	(176,028)
Proceeds from issuance of common stock, net	-	164,666
Debt issuance costs	(5,277)	(10,861)
Premium payment on early extinguishment of debt	-	(10,703)
Tax benefit from share-based compensation	-	1,790
Common stock repurchases	(2,027)	-
Proceeds from exercise of stock options	230	3,128
Other	(651)	(464)
Net cash provided by (used in)
financing activities	$(18,849)	$246,543
Net increase (decrease) in cash
and cash equivalents	$(8,822)	$352,129
Cash and cash equivalents at beginning of period	676,190	54,365
Cash and cash equivalents at end of period	$667,368	$406,494

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  The following table reconciles EBITDA from continuing operations to income from continuing operations, the most directly comparable GAAP measure:

Three Months Ended

Six Months Ended

June 30,

June 30,

2009

2008

2009

2008

(In thousands)

Income from continuing operations

$
16,678

$
70,606

$
63,299

$
98,596

Interest expense

10,166

10,522

20,019

20,501

Interest income

(355
)

(2,227
)

(980
)

(2,977
)

Income tax expense

5,323

22,012

18,950

30,820

Depreciation, depletion and amortization

36,352

42,848

76,557

85,393

EBITDA from continuing operations

$
68,164

$
143,761

$
177,845

$
232,333

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